SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                  FORM 8-K



                               CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



             Date of Report (Date of earliest event reported):
                              January 26, 1995



                         CONTINENTAL AIRLINES, INC.
           (Exact name of registrant as specified in its charter)



   Delaware                0-09781                 74-2099724
(State or other          (Commission             (IRS Employer
jurisdiction of          File Number)          Identification No.)
incorporation)



  2929 Allen Parkway, Houston, Texas              77019
(Address of principal executive offices)       (Zip Code)


                               (713) 834-5000
            (Registrant's telephone number, including area code)

Item 5.Other Events.

On January 26, 1995, Continental Airlines, Inc. (the "Company") issued a press release announcing a preliminary unaudited loss of $131.8 million, before an expected non-operating restructuring charge in the range of $400 million, and describing a new corporate strategy that has been adopted by the Company's Board of Directors. The new corporate strategy includes, among other things, plans to reduce operations at certain airport facilities, ground certain aircraft and propose the modification of certain aircraft leases and debt amortization schedules. As a part of its strategy, the Company has begun discussions with certain of its aircraft lessors to provide alternative compensation in lieu of cash payments, which could include securities convertible into equity. The Company is also discussing with certain of its major lenders modifications to existing debt amortization schedules. Pending such discussions, the Company is not making payments to these lessors and lenders that otherwise are required under current agreements.

Attached hereto as Exhibit 99.1, and incorporated herein by reference, is the Company's January 26, 1995 press release.

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits

              99.1  Press Release, dated January 26, 1995.

                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CONTINENTAL AIRLINES, INC.



                                   By /s/ Daniel P. Garton
                                      Daniel P. Garton
                                      Senior Vice President and
                                        Chief Financial Officer

February 2, 1995

                              EXHIBIT INDEX


          99.1   Press Release, dated January 26, 1995.

FOR IMMEDIATE RELEASE             CONTACT:  CORPORATE COMMUNICATIONS
                                             (713) 834-5080

CONTINENTAL AIRLINES REPORTS PRELIMINARY 1994 RESULTS;
OUTLINES PLAN TO RETURN TO PROFITABILITY

     HOUSTON, Jan. 26, 1995 -- Continental Airlines (NYSE: CAI.A and CAI.B) today reported a preliminary unaudited operating loss for the 1994 fourth quarter of $2.3 million compared to an $8.5 million operating profit in the fourth quarter of 1993, while the preliminary unaudited loss, before restructuring charges, for the quarter is expected to be $41.9 million, against a net loss of $26.5 million last year. The 1993 fourth quarter loss included a tax benefit of $12.4 million. Total revenues for both fourth quarter periods were $1.4 billion.

     For the full year 1994, the carrier reported preliminary unaudited operating income of $23.8 million and a preliminary unaudited loss, before restructuring charges, of $131.8 million on revenues of $5.7 billion. (Comparison with full-year 1993 operating results is not meaningful due to fresh-start reporting which took effect April 27, 1993.) Year-end consolidated cash was approximately $400 million.

     As a result of previously announced decisions made by management in late 1994, the company is reducing operations of certain airport facilities, grounding aircraft and proposing the modification of certain aircraft leases. The analysis of the financial impact of these decisions has not been completed, but is expected to result in a non-operating charge in the range of $400 million in 1994. The company expects to report final results in March.

     Continental Airlines also today announced a series of sweeping changes designed to return the airline to profitability in 1995 and strengthen its balance sheet. The airline's new corporate strategy, known as the Go Forward Plan, is designed to solidify Continental's domestic hub operations, reduce costs by shrinking excess capacity and improve customer service.

     As part of the airline's plan, Continental will place in service 27 new, more efficient aircraft this year for its North America operation. It has entered into discussions with The Boeing Company and engine manufacturers to defer for approximately two years aircraft and engine deliveries which were to occur after 1995.

     As previously announced, Continental is removing 24 less efficient widebody aircraft from operations over the next several months. Continental is in discussion with the lessors of these aircraft, and certain other lessors, to provide, effective February 1, 1995, alternative compensation, which could include securities convertible into equity, in lieu of cash payments for the aircraft it no longer plans to fly and on 18 aircraft leases that are significantly above market rates.

     These discussions relate to approximately 13 percent of Continental's fleet, with the remainder of the fleet and its related leases being unaffected.

     In addition, Continental is discussing with certain other major lenders modifications to existing debt amortization schedules so as to enhance the airline's capital structure. Pending discussions, Continental will not be making payments to these lenders and lessors otherwise required under the current contracts.

     All other creditors will be unaffected.

                              NEW BOARD MEMBER

     Continental announced it has named Charles A. Yamarone, 36, as a new board member. Yamarone is executive vice president and research director at Los Angeles-based Libra Investments, a brokerage and investment banking firm.

                               GO FORWARD PLAN

     The Go Forward Plan, which has been approved by the company's board of directors and is supported by its major shareholders, including Air Partners and Air Canada, encompasses four key strategic components: Fund The Future, Fly To Win, Make Reliability a Reality and Working Together.

     Specifically, the plan includes the following: strengthening domestic hub operations by increasing frequencies and improving schedules; reducing by one-third Continental Lite flying (almost exclusively Lite linear system); downgauging aircraft and overall reducing capacity by removing 21 widebody A300s, three 747s and accelerating retirement of 17 727 aircraft, while modernizing its domestic fleet this year by placing in service 22 737s and five 757s which are smaller, more efficient aircraft; improving customer service by upgrading the industry-leading OnePass frequent flyer program to its previous status; tying employee wage increases to on-time performance; maintaining the current low-cost position by reducing staff by up to 4,000 positions to match the reduction in capacity and eliminating other non-value added costs.

     "Significant change is underway at Continental to help us meet aggressive goals for the future," said President and Chief Executive Officer Gordon M. Bethune. "Key strategic strength in our four hubs and low operating costs will be leveraged for maximum benefit. We will continue to attack underperforming routes, non-value added costs, unsatisfactory service levels, and any perception that we can't be the number one airline for our customers."

                               FUND THE FUTURE

     The actions outlined today, combined with an emphasis on revenue generation and continued strict control over other capital expenditures are expected to improve Continental's cash position by at least several hundred million dollars over the next two years.

                                 FLY TO WIN

     Fly To Win is a comprehensive business plan incorporating pricing, scheduling, cost reduction and marketing programs designed to maximize efficiencies and assure optimum revenues from every flight segment.

     The company is in the process of executing a system-wide job reduction plan which corresponds to the reduction in capacity. Beginning this month and continuing through summer, the company will eliminate up to 4,000 jobs including executive and management positions at its headquarters and in the field.

     The new alliance with America West Airlines is expected to produce further efficiencies as the two carriers work to maximize synergistic benefits of ground-handling and customer service agreements, as well as the code-sharing agreement.

     Last week Continental announced it has reinstated several popular elements of its award-winning OnePass frequent flyer program, while strengthening its relationship with travel agents. The award-winning international BusinessFirst cabin is being expanded from 26 to 38 seats on certain aircraft in response to strong customer demand on routes from North America to London and Paris. Readers of London-based Executive Travel magazine recently rated Continental the best North American airline for transatlantic travel based on 20 different service features.

                         MAKE RELIABILITY A REALITY

     The airline's renewed emphasis on reliability entails improving operational performance and on-time reliability system wide. The airline has named two executives to improve its on-time performance, baggage handling and customer satisfaction.

     In addition, it has tied the restoration of employee longevity pay increases to on-time performance. Employees have been notified that a planned wage snap-back scheduled for March 31 will not take place, given that the airline is not profitable. Instead, a new self-funding performance-based plan will take effect. Employees will have the opportunity to earn extra pay each month as the company meets operating performance targets related to Department of Transportation on-time arrival statistics. Bethune has scheduled a series of employee meetings for the week of Feb. 6 to outline the new plan.

                              WORKING TOGETHER

     In support of the tangible service improvements, Continental is making changes to the working environment to benefit employees. The goal is to get all employees to work together as a team while improving operational performance and customer service. Reinforcing the new senior management's open-door policy, company leaders have hosted hundreds of employees for informal get-togethers in the executive offices, with more sessions scheduled. Dozens of headquarters workers reported to hub airports during the peak holiday travel periods to provide support for the customer service staff.

     In addition to naming Gordon Bethune as CEO, over the past few months the company has added senior executives in pricing, scheduling, distribution, human resources, airport services and finance. All of these executives have successful track records at profitable companies.

     Continental said it and the International Association of Continental Pilots have begun the mediation process with the National Mediation Board, and the two groups are meeting separately over the next week with the mediator in Florida for preliminary discussions. To date, many issues have been agreed tentatively upon. Additionally, the company has reached agreement with its pilot union to implement a company-offered leave of absence program and early out program that both parties believe will substantially reduce the impact on the pilot group as the fleet is reduced in size.

     Also supporting this aspect of the Go Forward Plan are numerous suppliers who have joined Continental in meeting higher standards for efficiency and cost-effectiveness in parts inventory, overhaul and distribution.

     Continental is the nation's fifth largest airline serving 161 cities on five continents. The Houston-based airline celebrated its 60th anniversary in 1994, and currently employs approximately 40,000 people including approximately 4,000 pilots, 5,600 flight attendants, 9,500 full-time and part-time customer service staff, and 4,500 reservation personnel.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES
                      STATISTICS (Jet Operations Only)

                               Three Months Ended    Twelve Months Ended
                                   December 31,          December 31,
                                 1994      1993        1994       1993
Enplanements (thousands) . .     10,709     9,684      42,202     38,628
Revenue passenger
  miles (millions) . . . . .     10,434     9,844      41,588     42,324
Available seat
  miles (millions) . . . . .     17,229    15,764      65,861     67,011
Passenger load factor. . . .       60.6%     62.4%       63.1%      63.2%
Breakeven passenger
  load factor. . . . . . . .       60.4%     60.7%       62.4%      63.3%
Passenger revenue per
  available seat
  mile (cents) . . . . . . .       6.84      7.24        7.22       7.17
Cost per available
  seat mile (cents). . . . .       7.49      7.83        7.80       7.96
Average yield per revenue
  passenger mile (cents) . .      11.29     11.59       11.44      11.35
Average price per gallon
  of fuel (cents). . . . . .      55.78     58.48       53.52      59.59
Fuel gallons
  consumed (thousands) . . .    344,979   320,716   1,348,781  1,333,326
Actual aircraft in fleet
  at end of period . . . . .        330       316         330        316
Average stage length . . . .        723       797         727        856
Completion factor. . . . . .       98.1%     97.5%       97.5%      98.2%
Number of employees. . . . .     41,700    42,200      41,700     42,200
Full-time equivalent
  employees. . . . . . . . .     37,800    38,800      37,800     38,800